Exhibit 99.1

Press Release

Contacts:	Susan Lehman Rockpoint Public Relations 510-832-6006 susan@rockpointpr.com	Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com

Ikanos Communications, Inc. Grants Stock Options and RSUs to

New President and Chief Executive Officer

Fremont, Calif., June 4, 2007 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, announced that, in accordance with NASDAQ Marketplace Rule 4350, Michael A. Ricci, the Company’s new president and chief executive officer, was today granted an Inducement Grant by the Company’s Board of Directors and pursuant to his offer letter dated May 1, 2007. This Inducement Grant consists of a stock option award covering 300,000 shares of common stock and was granted outside of the Ikanos Amended and Restated 2004 Equity Incentive Plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A). The option grant has the following terms: the option has been classified as a non-statutory stock option, has an exercise price equal to the fair market value on the grant date, has a 10-year term and will vest over four years with 25 percent of the shares subject to such option vesting one year after June 4, 2007 and 1/48th of the shares subject to the option vesting monthly thereafter, subject to Ricci’s continued employment with Ikanos through each such date. Pursuant to the terms of the offer letter with Ricci, and as previously disclosed, this Inducement Grant will have accelerated vesting if Ricci is terminated without cause or resigns for good reason in connection with a change of control.

In addition, Ricci also was granted 75,000 restricted stock units (RSUs), as stated in his offer letter, pursuant to the Ikanos Amended and Restated 2004 Equity Incentive Plan. The shares subject to the

RSUs will commence vesting on June 5, 2007 and will vest over two years with 50 percent of the RSUs vesting one year after June 5, 2007 and 1/8th of the RSUs vesting quarterly thereafter, subject to Ricci’s continued employment with Ikanos through each such date.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and high-speed network processing for enhanced triple play services. Supporting transmission rates of up to 100 Mbps, Ikanos’ line of end-to-end silicon solutions power line terminals, CPE modems and residential gateways for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services including IPTV. For more information, visit: www.ikanos.com.

© 2007 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

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